UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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 FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2015
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LIFEVANTAGE CORPORATION (Exact name of registrant as specified in its charter)
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Colorado	001-35647	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9785 S. Monroe Street, Suite 300, Sandy, UT 84070
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (801) 432-9000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 2, 2015, LifeVantage Corporation (the “Company”) issued a press release announcing that, on that date, following mutual agreement with the Board of Directors of the Company, Douglas C. Robinson resigned from his role as President, Chief Executive Officer and Director effective immediately. On February 13, 2015, Mr. Robinson entered into a Separation Agreement and General Release with the Company (the “Agreement”). The Agreement became effective February 13, 2015; provided, however, in accordance with federal law the Agreement provides Mr. Robinson the right to rescind the Agreement within seven (7) days of the Agreement’s effective date. The period during which Mr. Robinson could rescind the Agreement ends on February 20, 2015.
The Agreement contains provisions relating to, among other things, confidentiality, non-disparagement, return of company property, and a general release of claims in favor of the Company. After it has become effective, the Agreement obligates the Company to pay severance to Mr. Robinson in an aggregate amount equal to $565,000, the amount of his base salary as of the date his employment terminated. The severance payments will be made in substantially equal monthly installments over the twelve month period following the date his employment terminated. The Agreement also provides that Mr. Robinson will provide consulting services to the Company on an as needed basis for up to six months following the date his employment terminated.
The description of the Agreement contained in this Item 5.02 is qualified in its entirety by reference to the actual Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement and General Release between LifeVantage Corporation and Douglas C. Robinson effective February 13, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 20, 2015	LIFEVANTAGE CORPORATION By: /s/ Rob Cutler Name: Rob Cutler Title: General Counsel